SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement            [_] Confidential, For Use of the
                                               Commission  Only (As Permitted by
                                               Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               GLOBAL AXCESS CORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


    (1) Title of each class of securities to which transaction applies:


    (2) Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


    (4) Proposed maximum aggregate value of transaction:


    (5) Total fee paid:


[_] Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:


    (2) Form, Schedule or Registration Statement No.:


    (3) Filing Party:


    (4) Date Filed:

                               GLOBAL AXCESS CORP
                           224 Ponte Vedra Park Drive
                        Ponte Vedra Beach, Florida 32082

                    TO THE STOCKHOLDERS OF GLOBAL AXCESS CORP

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Global Axcess Corp, a Nevada corporation (the "Company"), will be held on May 12, 2005 at 9:00 a.m. at Sawgrass Marriott Resort & Beach Club, Players BC Room, 1000 PGA Tour Blvd., Ponte Vedra Beach., Florida 32082, for the following purposes:

1. To elect six (6) directors of the Company to serve until the 2006 Annual Meeting of Stockholders or until their successors have been duly elected and qualified (Proposal 1);

2. To adopt the 2004 Stock Incentive Plan (Proposal 2);

3. To ratify the selection of Weinberg & Company, P.A. as our independent auditors for the fiscal year ending December 31, 2004 (Proposal 3); and

4. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof (Proposal 4).

Only stockholders who own shares of our common stock at the close of business on *, 2005 are entitled to notice of and to vote at the annual meeting. You may vote your shares by marking, signing and dating the enclosed proxy card as promptly as possible and returning it in the enclosed postage-paid envelope

You may also vote in person at the annual meeting, even if you use one of the three options listed above.

We have enclosed with this Notice of Annual Meeting, a proxy statement, a form of proxy and a copy of our annual report to stockholders. Our annual report is not a part of this proxy statement.

                                            By Order of the Board of Directors


                                            /s/ Michael Dodak
                                            -----------------
                                            Michael Dodak, Chairman of the Board


Ponte Vedra Beach, Florida
____________, 2005

                               GLOBAL AXCESS CORP
                           224 Ponte Vedra Park Drive
                        Ponte Vedra Beach, Florida 32082
                              (Tel) (904) 280-3950
                              (Fax) (904) 280-8588

             PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

The board of directors is soliciting proxies to be used at our *, 2005 annual meeting of stockholders. Please read and carefully consider the information presented in this proxy statement and vote either by completing, dating, signing and returning the enclosed proxy in the enclosed postage-paid envelope.

This proxy statement, the form of proxy and our annual report will be mailed to all stockholders on or about *, 2005. Our annual report is not a part of this proxy statement.

                      INFORMATION ABOUT THE ANNUAL MEETING

WHEN IS THE ANNUAL MEETING?

May 12, 2005, 9:00 a.m. Eastern Standard Time

WHERE WILL THE ANNUAL MEETING BE HELD?

The meeting will be held at Sawgrass Marriott Resort & Beach Club, Players BC Room, 1000 PGA Tour Blvd., Ponte Vedra Beach., Florida 32082.

WHAT ITEMS WILL BE VOTED UPON AT THE ANNUAL MEETING?

You will be voting on the following matters:

1. ELECTION OF DIRECTORS. To elect six (6) directors to serve until the 2006 Annual Meeting of stockholders or until their successors are duly elected and qualified;

2. 2004 STOCK INCENTIVE PLAN. To adopt the 2004 Stock Incentive Plan.

3. RATIFICATION OF AUDITORS. To ratify the selection of Weinberg & Company, P.A. ("Weinberg") as independent auditors of the Company for the fiscal year ending December 31, 2004; and

4. OTHER BUSINESS. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting. The Board of Directors is not aware of any other business to come before the Meeting.

WHO CAN VOTE?

Only holders of record of our common stock at the close of business on *, 2005 will be entitled to notice of and to vote at the annual meeting and any adjournments of the annual meeting. You are entitled to one vote for each share of common stock held on that date. On *, 2005, there were * shares of our common stock outstanding and entitled to vote.

YOUR BOARD OF DIRECTORS HAS APPROVED EACH OF THE PROPOSALS SET FORTH HEREIN.

ACCORDINGLY, THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE DIRECTORS, THE ADOPTION OF THE 2004 STOCK INCENTIVE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF WEINBERG AS AUDITORS.

HOW DO I VOTE BY PROXY?

You may vote your shares by mail by marking, signing and dating the enclosed proxy card as promptly as possible and returning it in the enclosed postage-paid envelope. Proxies should not be sent by the stockholder to the Company, but to Oxford Transfer & Registrar, the Company's Registrar and Transfer Agent, at 1000 S.W. Broadway, Suite 920, Portland, Oregon, 97205. A pre-addressed, postage-paid envelope is provided for this purpose.

If you return your signed proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees or (3) all of the nominees except those you designate. For each other item of business, you may vote FOR" or "AGAINST" or you may "ABSTAIN" from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them:

o    "FOR" the election of all of our nominees for directors;

o    "FOR" the adoption of the 2004 Stock Incentive Plan; and

o "FOR" the ratification of Weinberg & Company, P.A. as our independent auditors.

If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

HOW DO I CHANGE OR REVOKE MY PROXY?

You can change or revoke your proxy at any time before it is voted at the annual meeting by:

1. Submitting another proxy by mail with a more recent date than that of the proxy first given;

2. Sending written notice of revocation to Oxford Transfer & Registrar, the Company's Registrar and Transfer Agent, at 1000 S.W. Broadway, Suite 920, Portland, Oregon, 97205.; or

3. Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

WHAT CONSTITUTES A "QUORUM" FOR THE ANNUAL MEETING?

One-third of the outstanding shares of the Company common stock entitled to vote at the annual meeting, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the annual meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the broker or nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

HOW MANY VOTES ARE REQUIRED?

o Directors nominees are elected by a plurality of the votes cast in person or by proxy, provided that a quorum is present at the Meeting.

o The proposal to adopt the 2004 Stock Incentive Plan will require an affirmative vote of the majority of the votes cast in person or by proxy, provided that a quorum is present at the annual meeting.

o The ratification of the director's selection of Weinberg & Company, P.A. as the Company's independent auditors will require an affirmative vote of the majority of the votes cast in person or by proxy, provided that a quorum is present at the annual meeting.

WHO PAYS FOR THE SOLICITATION OF PROXIES?

We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?

Any stockholder proposals for the 2006 annual meeting must be received by us, directed to the attention of the Company's secretary, Mr. David Fann, Global Axcess Corp., 224 Ponte Vedra Park Drive, Ponte Vedra Beach, Florida 32082, no later than December 31, 2005. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

                        PROPOSAL 1: ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

At the Meeting, six (6) directors are to be elected. Pursuant to the Company's By-laws, all directors are elected to serve for the ensuing year and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the enclosed Proxy intend to cast all votes pursuant to proxies received for the election of Messrs. Michael Dodak, David Fann, Georg Hochwimmer, Donald Headlund, Lock Ireland and Robert Landis (collectively, the "Nominees").

Vote required: Directors must be elected by a plurality of all votes cast at the meeting. Votes withheld for any director will not be counted.

Voting by the Proxies: The Proxies will vote your shares in accordance with your instructions. If you have not given specific instructions to the contrary, your shares will be voted to approve the election of the nominees named in the Proxy Statement. Although the Company knows of no reason why the nominees would not be able to serve, if a nominee were not available for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected as permitted by our Bylaws.

General Information about the Nominees: The following information regarding the Nominees, their occupations, employment history and directorships in certain companies is as reported by the respective Nominees.

     Name                       Age          Positions
     -------------              ---          ----------
     Michael Dodak              57           CEO and Chairman
     David Fann                 50           President, Secretary and Director
     Georg Hochwimmer           36           Director
     Donald Headlund            71           Director
     Lock W. Ireland            61           Director
     Robert J. Landis           45           Director

Michael J. Dodak, Chairman of the Board and Chief Executive Officer
--------------------------------------------------------------------

Mr. Dodak has served as CEO and Chairman of the Board of Global Axcess Corp since October 2001. Prior to joining the Company, Mr. Dodak was Chief Executive Officer of Nationwide Money Services, Inc., an independent ATM network operator and services provider that was sold by First Data Corporation in June 2001. Mr. Dodak joined Nationwide Money Services, Inc. as a controller in early 1996. He assumed the various duties of a controller including the production of financial statements, budgets, and the development of the Money Services, Inc. database. In June 1997 he was promoted to CEO. Prior to joining Nationwide, Mr. Dodak founded and served as Chief Financial Officer to several companies including an alternative energy company, a medical supply company and a for profit chain of schools. Earlier, he was a Senior Financial Analyst for Litton Industries and served as regional controller for Damon Corporation, a large provider of clinical lab services. He has Bachelor of Arts and MBA degrees from the University of California Los Angeles. Mr. Dodak is responsible for the day-to-day operations of the Company.

David W. Fann, President and Director

Mr. Fann has served as President and Director of the Company since January of 2002. Mr. Fann was the Chief Executive Officer and Chairman of the Board of TeraGlobal, Inc., a publicly traded company, from September 1998 through September 2000. He was president of TechnoVision Communications, Inc., a subsidiary of TeraGlobal, from November of 1995 to September 2000. Mr. Fann has also served as Vice President of Sales and Marketing for Quadraplex, Inc., a video network company. He co-founded Totally Automated Systems Communications, a Unix-based communications company, and acted as Vice President of that company from January 1993 through January 1995. From January 1987 through December 1992 he served as Operations Officer for Networks, Inc.

Georg Hochwimmer, Director

Dr. Hochwimmer is a business consultant and academic responsible for aiding in the development of several companies throughout Europe. Since 1994, Dr.
Hochwimmer has been a senior consultant on several engineering and organizational and development projects; such as the development of a machinery equipment distribution company (Rothlehner Arbeitsbuehnen GmbH). As the managing director of General Research GmbH, a global business consulting firm, Dr. Hochwimmer also serves on the board of directors of Lokando AG, an e-learning company; Prevero AG, a business intelligence company; and egomedical, a medical technology company. In addition, Dr. Hochwimmer serves as CEO of supraMAT technologies AG, a investment company with activities in nanotechnology and microsystems technology. Widely published in international scientific publications; Dr. Hochwimmer has earned advanced degrees in chemistry, machinery engineering, computer sciences and polymer chemistry.


Donald Headlund, Director

Mr. Headlund has served on the Board of the Company since June 2002. Don Headlund is the President of Cardservice International, Inc., which owns approximately 8.03% of the Company's outstanding shares of common stock, where he leads all aspects of the company's finance, sales and marketing, technology and operations activities. He also serves on Cardservice International, Inc.'s board of directors. Mr. Headlund joined Cardservice International in July 1991 as an internal management consultant. Within a few months, he was appointed Chief Financial Officer, a position he held until May 2000, when he was named President. Prior to joining Cardservice International, Mr. Headlund served as President, Chief Executive Officer and director of Malibu Savings Bank from 1988 until 1991. Before joining Malibu Savings Bank, Mr. Headlund was President, Chief Executive Officer and a director at Valley Federal Savings and Loan Association for 20 years. Mr. Headlund is a former captain in the United States Air Force. He received a Bachelor of Arts degree in finance from Occidental College in Los Angeles, California.

Lock W. Ireland, Director

Presently, Mr. Ireland serves as a Consultant and Director for Resource Corporate Management, Inc. (RCMI), a company he led as President and CEO from 1994 through 2002. RCMI is engaged in marketing cost-efficient correspondent banking services to community banks via Banker's Banks across the United States. From 1987 through 1999, Mr. Ireland was President of Resource Bancshares, while simultaneously serving terms as Vice Chairman of Republic National Bank in Columbia, South Carolina (1987-1995) and as President and CEO of 1st Performance Bank in Jacksonville, Florida (1990-1994). In 1999, Mr. Ireland led an employee buy-out of Resource Bancshares Corporation. Beginning his career in 1969 as a bank examiner for Federal Reserve Bank in Dallas, Texas, Mr. Ireland spent the next 16 years serving in various positions and served as Executive Vice President and COO of Bankers Trust of South Carolina for the last three years. Mr. Ireland holds a Bachelor of Arts degree in Economics from North Carolina State University.

Mr. Ireland's professional and civic affiliations include past Chairman and current board member of JECO (Jacksonville Economic Co.), past Chairman and current board member of Junior Achievement for North East Florida, member of MENINAK, Jacksonville, Florida, and past Board of Governor for the Chamber of Commerce, Jacksonville, Florida.

Robert J. Landis, Director

Robert Landis is currently the Chairman, Chief Financial Officer and Treasurer of Comprehensive Care Corporation, a publicly traded company located in Tampa, Florida. He has been with Comprehensive Care for over 5 years, working directly with all operations, financial and SEC filings for the company. Prior to this Mr. Landis was with Maxicare Health Plans, Inc., as its Treasurer from 1983-1998. Mr. Landis was with two accounting firms from 1981-1983, the first was Price Waterhouse and the second was Irwin Shapiro Accountancy Corp. Robert brings strong financial, operational and SEC experience to the Company, and will be part of the Audit Review Committee for the Company.

ROLE OF THE BOARD

Pursuant to Nevada law, our business, property and affairs are managed under the direction of our board of directors. The board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers.

2004 BOARD MEETINGS

In 2004, the board did not meet. The board adopted various resolutions pursuant to ten unanimous written consents in lieu of a meeting adopted during the year ended December 31, 2004.

BOARD COMMITTEES

The Board of Directors has established an Audit Committee and a Compensation Committee. The Compensation Committee has met once. The function of the Committee is to approve stock plans and option grants and review and make recommendations to the Board of Directors regarding executive compensation and benefits. The Compensation Committee consists of the following members: Michael Dodak, Donald Headlund and Lock Ireland. Mr. Headlund shall serve as Chairman of the Compensation Committee.

The Audit Committee consists of the following members: Don Headlund, Lock Ireland, Georg Hochwimmer and Robert Landis. Mr. Ireland has been appointed to sit on the Audit Committee to serve as its audit Chairman. Mr. Landis has been appointed to sit on the Audit Committee to serve as its audit committee financial expert. Messrs. Landis, Hochwimmer and Ireland are considered independent. Responsibilities of the Committee will include (1) reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies, and internal controls, (2) reviewing the scope of the independent auditors' activities and the fees of the independent auditors, and (3) reviewing the independence of the auditors.

No Directors were compensated for their service as directors in the fiscal year 2004. However, Messrs. Fann and Dodak each serve as executives with the Company. Each director for year 2004 who is not an employee of the Company is entitled to receive a director's fee of 100,000 options for new directors upon their first day on the Board and 50,000 options for all other directors annually and exercisable for purchase of shares of Common Stock under the Stock Option Plan disbursed in four (4) equal annual installments of twenty-five percent (25%) of the Shares covered by the Option, the first installment to be exercisable on the date of the Option (the "Initial Vesting Date"), with an additional twenty-five percent (25%) of such Shares becoming exercisable on each of the three (3) successive twelve (12) month periods following the Initial Vesting Date. The installments shall be cumulative (i.e., the option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this option). All non-employee directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and any committees thereof. Directors serving on committees of the Board receive no additional compensation for attending any committee meeting held in connection with a meeting of the Board except where there are extraordinary expenses approved prior to the meeting by the CEO or President.

ELECTION OF DIRECTORS REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING. SHARES OF COMMON STOCK REPRESENTED BY PROXY CARDS RETURNED TO US WILL BE VOTED FOR THE NOMINEES LISTED ABOVE UNLESS YOU SPECIFY OTHERWISE.

                           RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF DIRECTORS.

         PROPOSAL 2: APPROVAL OF THE 2004 EMPLOYEE STOCK INCENTIVE PLAN
                           (ITEM 2 ON THE PROXY CARD)

At the Annual Meeting, the Company's stockholders are being asked to approve the 2004 Stock Incentive Plan (the "2004 Incentive Plan") and to authorize 10,500,000 shares of Common Stock for issuance thereunder. The following is a summary of principal features of the 2004 Incentive Plan. The summary, however, does not purport to be a complete description of all the provisions of the 2004 Incentive Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary, David Fann, at the Company's principal offices 224 Ponte Vedra Park Drive, Ponte Vedra Beach, Florida 32082.

General

The 2004 Incentive Plan was adopted by the Board of Directors. The Board of Directors has initially reserved 5,000,000 shares of Common Stock for issuance under the 2004 Incentive Plan however, this was subsequently increased to 10,500,000 shares. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder. In addition, stock awards may be granted to participants.

The 2004 Incentive Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 2004 Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Purpose

The primary purpose of the 2004 Incentive Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company's business and to facilitate the ownership of the Company's stock by employees. In the event that the 2004 Incentive Plan is not adopted the Company may have considerable difficulty in attracting and retaining qualified personnel, officers, directors and consultants.

Administration

The 2004 Incentive Plan, when approved, will be administered by the Company's Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the 2004 Incentive Plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee (the "Committee") of at least two members of the Board of Directors, and delegate to the Committee the authority of the Board of Directors to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the 2004 Incentive Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2004 Incentive Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2004 Incentive Plan. In the event that any member of the Board of Directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the Plan shall not be administered by the Board of Directors, and may only by administered by a Committee, all the members of which are disinterested persons, as so defined.

ELIGIBILITY

Under the 2004 Incentive Plan, securities may be granted to key employees, officers, directors or consultants of the Company, as provided in the 2004 Incentive Plan.

Terms of Options

The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2004 Incentive
Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less that 100% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 85% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Board of Directors at the time such Option is granted, an Option shall be exercisable for no longer than ten (10) years after the date on which it was granted (the "Grant Date"). Each Option shall be subject to earlier termination as expressly provided in the 2004 Incentive Plan or as determined by the Board of Directors, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2004 Incentive Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2004 Incentive Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

FEDERAL INCOME TAX ASPECTS OF THE 2004 INCENTIVE PLAN

THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE 2004 STOCK INCENTIVE PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE

INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 2004 Incentive Plan AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

The 2004 Incentive Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421, 422 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the 2004 Incentive Plan.

If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the "Offering Date"), a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

In the case of a participant who is subject to Section 16(b) of the Exchange Act, the purchase date for purposes of calculating such participant's compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the 2004 Incentive Plan.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year holding period described above.

Restrictions on Resale

Certain officers and directors of the Company may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act. The Common Stock acquired under the 2004 Incentive Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

Required Vote

The approval of the 2004 Incentive Plan and the reservation of 10,500,000 shares for issuance requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting at least a majority of the required quorum.

The proxy holders intend to vote the shares represented by proxies to approve, the 2004 Incentive Plan.

                          RECOMMENDATION OF THE BOARD:

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2004 STOCK INCENTIVE PLAN.

         PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                           (ITEM 3 ON THE PROXY CARD)

Weinberg & Company, P.A. has served as the Company's independent auditors since June 27, 2003 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2004. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors. Weinberg & Company, P.A. has no interest, financial or otherwise, in the Company.

A representative of Weinberg & Company, P.A. is not expected to be present at the Annual Meeting.

The proxy holders intend to vote the shares represented by proxies to ratify the Board of Directors' selection of Weinberg & Company, P.A. as the Company's independent auditors for the fiscal year ending December 31, 2004.

Audit and Related Fees

Audit Fees. The aggregate fees billed by Weinberg & Company, P.A. for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2004 an d 2003 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-QSB during the fiscal years were $111,882 and $87,149.

Audit Related Fees. The Company did not engage Weinberg & Company, P.A. to provide professional services to the Company regarding audit related fees during the fiscal year ended December 31, 2004 and 2003.

Tax Related Fees. During the fiscal years ended December 31, 2004 and 2003, Weinberg & Company, P.A. was not paid any fees for tax related services.

All Other Fees. The aggregate fees billed by Weinberg & Company, P.A. for services rendered to the Company, other than the services covered in "Audit Fees" for the fiscal year ended December 31, 2004 and 2003 were $-0-.

Audit Committee. The Board of Directors acting as the audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to above, the Board of Directors elected to include the audited financial statements be included in the company's Annual Report on Form 10-KSB for the last fiscal year for filing with the Commission.

Approval of this proposal requires the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

                           RECOMMENDATION OF THE BOARD

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF Weinberg & Company, P.A. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

         BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK OF PRINCIPAL
                     STOCKHOLDERS, DIRECTORS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of our common stock as of February 18, 2005.

o by each person who is known by us to beneficially own more than 5% of our common stock;
o    by each of our officers and directors; and
o    by all of our officers and directors as a group.

Name                                        Number                 Percent(1)
----                                        ------                 ----------
Mike Dodak                                 5,190,935                5.91%  (3)
David Fann                                 4,776,384                5.43%  (4)
David Surette                                618,744                0.70%  (5)
Robert Colabrese                           1,260,774                1.43%  (6)
George McQuain                               420,000                0.48%  (7)
Don Headlund(2)                               40,000                0.05%  (8)
Lock Ireland                                 995,035                1.13%  (9)
Robert Landis                                350,000                0.40%  (10)
Georg Hochwimmer                             150,000                0.17%  (11)
Robert Jansen                                100,000                0.11%  (12)

                                    --------------------------------------------
All executive officers and directors      13,826,872               15.73%
                                    --------------------------------------------


Other 5% owners:
Barron Partners, LP                       16,641,400               18.93%  (13)
Rennaissance Capital Growth & Income Fund 12,320,001               14.02%  (14)
Rennaissance U.S. Growth Investment Trust 12,320,001               14.02%  (15)
BFS U.S. Special Opportunities Trust PLC  12,320,001               14.02%  (16)
Cardservice International, Inc.            7,056,461                8.03%  (17)

                                    --------------------------------------------
                                          60,657,864               69.01%
                                    --------------------------------------------
(1)Based on 87,896,727 shares of common stock outstanding as of March 10, 2005.
(2)Does not include shares of common stock owned by Cardeservices International. Donald Headlund is the President and an officer of Cardservices International. Mr. Headlund owns 1,409 shares of First Data Corporation, which is 100% owner of Cardservice International. Mr. Headlund owns approximately .0001% of the outstanding shares of common stock of First Data Corporation.

Of the number of shares shown above the following lists the nature and rights to acquire common stock with in sixty days of March 10, 2005:

(3)included are 4,178,435 common shares, 262,500 stock purchase options exercisable at $0.18 per share and 750,000 exercisable at $0.34 per share
(4) included are 3,763,884 common shares, 262,500 stock purchase options exercisable at $0.18 per share and 750,000 exercisable at $0.34 per share
(5) included are 191,244 common shares, 150,000 stock purchase options exercisable at $0.07 per share and 277,500 stock purchase options exercisable at $0.34 per share
(6) included are 815,774 common shares, 25,000 stock purchase options exercisable at $0.135, 150,000 stock options exercisable at $0.18 and 270,000 stock options exercisable at $0.34

(7) included are 150,000 stock options exercisable at $0.18 and 270,000 stock purchase options exercisable at $0.34
(8) included are 40,000 common shares
(9)included are 765,035 common shares, 100,000 stock options exercisable at $0.22; 50,000 stock options exercisable at $0.50 and 45,000 stock purchase warrants exercisable at $0.35; 30,000 stock purchase warrants exercisable at $0.50; 30,000 stock purchase warrants exercisable at $1.00
(10) included are 100,000 common shares, 100,000 stock options exercisable at $0.22; 50,000 stock options exercisable at $0.50 and 100,000 stock purchase warrants exercisable at $0.10
(11) included are 100,000 stock options exercisable at $0.33; 50,000 stock options exercisable at $0.50
(12) included are 100,000 stock options exercisable at $0.63
(13)included are 4,641,400 common shares and 12,000,000 stock purchase warrants exercisable at prices ranging from $0.35 to $1.00
(14)included are 4,766,667 common shares and 7,433,334 stock purchase warrants exercisable at prices ranging from $0.35 to $1.00
(15)included are 4,766,667 common shares and 7,5433,334 stock purchase warrants exercisable at prices ranging from $0.35 to $1.00
(16)included are 4,766,667 common shares and 7,763,334 stock purchase warrants exercisable at prices ranging from $0.35 to $1.00
(17) included are 7,056,461 common shares


SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC the initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company during fiscal year 2004, the Company is not aware of any director, officer or beneficial owner of more than ten percent of the Company's Common Stock that, during fiscal year 2004, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934.

POLICY WITH RESPECT TO SECTION 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for compensation of certain executive officers named in the Summary Compensation Table will not be allowed to the extent such compensation in any taxable year exceeds $1 million. As no executive officer of the Company received compensation during 2004 approaching $1 million, and the Company does not believe that any executive officer's compensation is likely to exceed $1 million in 2005, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

EXECUTIVE COMPENSATION

The following table summarizes all compensation paid by us with respect to the fiscal year ended December 31, 2002 for the Chief Executive Officer and all other executive offices whose total cash compensation exceeds $100,000 in the fiscal year ended December 31, 2004:

                                      Annual Compensation                 Long?Term Awards
Name and Principal PositioYear        Salary ($)              Bonus ($)   Securities Underlying Options
Michael Dodak                    2004       275000            15000       600000 (1)
CEO and Chairman                 2003       220000            50000       750000 (2)
                                 2002       220002                        350000


David Fann                       2004       200000             6700       600000 (1)
President                        2003       200000             --         750000 (2)
                                 2002        80000             --         350000

David Surette                    2004       125000            13500       300000 (1)
CFO                              2003       120000             --         477000 (2) (4)
                                 2002         --               --           --

Robert Colabrese                 2004       200000             7000       300000 (1) (5)
Executive Vice President Sales   2003       135000             --         270000 (2)
                                 2002       120478             --         200000


George McQuain                   2004       140000            14500       300000 (1)
CEO & COO of NMS                 2003       130000             --         270000 (2)
                                 2002        60000             --         200000

(1) In 2004, the executive management was granted options based on certain goals that would have to be met for fiscal year 2005 before they could be vested.

(2) In 2003, the executive management was granted options based on certain goals that would have to be met for fiscal year 2004 before they could be vested.

(3) In 2001, Mr. Dodak was granted 1,500,000 stock options, which were subsequently cancelled in 2002.

(4) Includes 200,000 options granted at date of hire which vests over 3 years.

(5) Included in Bonus are commissions paid during the year.


Options/SARs Grants During Last Fiscal Year

The following table provides information related to options granted to our named executive officers during the fiscal year ended December 31, 2005.

                        Number of Securities  % of Total          Exercise Price Expiration
                        Underlying            Options Granted     Per Share      Date (3)
                        Options Granted       in Fiscal 2004 (2)
Mike Dodak                    600,000              11.06%           0.26        9/24/09
David Fann(1)                 600,000              11.06%           0.26        9/24/09
Robert Colabrese(1)           300,000               5.53%           0.26        9/24/09
George McQuain(1)             300,000               5.53%           0.26        9/24/09
David Surette(1)              300,000               5.53%           0.26        9/24/09

1) The options granted will not vest until after certain fiscal 2005 goals have been met.

(2) Based on a total of 5,723,000 options granted during the fiscal year ended December 31, 2004.

(3) Options may terminate before their expiration date upon death, disability, or termination of employment.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth, for each of the named executive officers, information concerning the number of shares received during fiscal 2004 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on December 31, 2005.

                       Shares Acquired         Value       Number of Securities Underlying      Value of In?The?Money
                       on Exercise (#)    Realized ($)(1)  Options at Year End (#)              Options at Year?End ($)(2)
                                                           Exercisable         Unexercisable    Exercisable   Unexercisable
Name
Mike Dodak                       912,435         $ 328,477           1,012,500          687,500       $62,250         $75,750
David Fann                       912,434         $ 328,476           1,012,500          687,500       $62,250         $75,750
David Surette                     91,244          $ 32,848             427,500          350,000       $52,550         $44,500
Robert Colabrese                 364,974         $ 131,391             445,000          350,000       $38,025         $39,000
George McQuain                     --                --                420,000          350,000       $32,400         $39,000

(1) Based on the difference between the option exercise price and the fair market value of our common stock on the exercise date.

(2) Based on the difference between the option exercise price and the closing sale price of $0.36 of our common stock as reported on the OTC Bulletin Board on December 31, 2004, the last trading day of our 2004 fiscal year.

Employment Agreements

We have the following employment contracts with the named executive officers:

Michael Dodak has a five year employment contract from June 30, 2004 to June 30, 2009. The agreement provides Mr. Dodak with the following compensation: an annual salary of $250,000; which has been increased to $275,000 once certain milestones were achieved, and can be raised to $350,000 when other milestones are achieved; an annual bonus to be determined and awarded by the Compensation Committee; and an 18 month severance agreement.

David Fann has a two year employment contract from April 29, 2002 to April 29, 2004, which has been extended for two additional years until April 29, 2006. For performance as a director and officer, the Company will compensate Mr. Fann with the following: a monthly salary of $7,500 per month, which has been increased to $200,000 per year once certain milestones were achieved and an annual bonus and stock options to be determined and awarded by the Compensation Committee.

Robert Colabrese has a two year employment contract from July 1, 2003 to December 31, 2005. For performance as an executive vice-president, we will compensate Mr. Colabrese with the following: an annual salary of $135,000 and a commission plan based on certain goals of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2004, we issued 912,435 shares of our common stock to Michael Dodak, stockholder, officer, and director of our company, through Michael Dodak's exercise of a 1,000,000 Private Placement Offering Warrant at $0.10 per share and exercised as cashless.

In February 2004, we issued 912,435 shares of our common stock to David Fann, stockholder, officer, and director of our company, through David Fann's exercise of a 1,000,000 Private Placement Offering Warrant (offsetting an equal amount of debt currently owed by our company) at $0.10 per share and exercised as cashless.

In February 2004, we issued 364,974 shares of our common stock to Robert Colabrese, stockholder, and officer of our company, through Robert Colabrese's exercise of a 400,000 Private Placement Offering Warrant at $0.10 per share and exercised as cashless.

In February 2004, we issued 91,244 shares of our common stock to David Surette, stockholder, and officer of our company, through David Surette's exercise of a 100,000 Private Placement Offering Warrant at $0.10 per share and exercised as cashless.

In February 2004, we issued 365,035 shares of our common stock to Lock Ireland, stockholder and director of our company, through Lock Ireland's exercise of a 400,000 Private Placement Offering Warrant at $0.10 per share and exercised as cashless.

In March 2004, we issued 20,000 shares of our common stock to Lock Ireland, stockholder and director of our company, through Lock Ireland's exercise of 20,000 shares of a 30,000 Private Placement Offering Warrant at $0.35 per share.

In March 2004, we issued 700,000 shares of our common stock to Rennaissance Capital Growth & Income Fund III, Inc. (R3), stockholder and beneficial owner of our company, through R3's exercise of a Private Placement Offering Warrant at $0.35 per share

In March 2004, we issued 700,000 shares of our common stock to Rennaissance U.S. Growth Investment Trust PLC (RUSGIT), stockholder and beneficial owner of our company, through RUSGIT's exercise of a Private Placement Offering Warrant at $0.35 per share

In March 2004, we issued 700,000 shares of our common stock to BFS U.S. Special Opportunities Trust PLC (BFS), stockholder and beneficial owner of our company, through BFS's exercise of a Private Placement Offering Warrant at $0.35 per share

In February 2004, we issued 2,666,667 shares of our common stock to Rennaissance Capital Growth & Income Fund III, Inc. (R3), stockholder and beneficial owner of our company, through a Private Placement Offering for $666,666.75 and we issued 5,333,334 Warrants exercisable from $0.35 to $1.00.

In February 2004, we issued 2,666,667 shares of our common stock to Rennaissance U.S. Growth Investment Trust PLC (RUSGIT), stockholder and beneficial owner of our company, through a Private Placement Offering for $666,666.75 and we issued 5,333,334 Warrants exercisable from $0.35 to $1.00.

In February 2004, we issued 2,666,667 shares of our common stock to BFS U.S. Special Opportunities Trust PLC (BFS), stockholder and beneficial owner of our company, through a Private Placement Offering for $666,666.75 and we issued 5,333,334 Warrants exercisable from $0.35 to $1.00.

In February 2004, we issued 6,000,000 shares of our common stock to Barron Partners, LP, stockholder and beneficial owner of our company, through a Private Placement Offering for $1,500,000 and we issued 12,000,000 Warrants exercisable from $0.35 to $1.00.

In September 2004, we issued 15,000 Warrants to Lock Ireland, stockholder and director of our company, as part of a debenture with an exercise price of $0.35 per share.

In February 2004, we issued 360,000 Warrants to BFS U.S. Special Opportunities Trust PLC (BFS), stockholder and beneficial owner of our company, as part of a debenture with an exercise price of $0.35 per share.

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
As of December 31, 2004, we had an unsecured promissory note in the amount of $192,966 outstanding payable to a stockholder of our company. The note bears interest in the amount of 11% and is due in June 2013

ANNUAL REPORT ON FORM 10-KSB BAD PAGE BREAK

The Company will provide upon request and without charge to each stockholder receiving this Proxy Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including the financial statements and financial statement schedule information included therein, as filed with the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any matter other than the matters described above to be presented for action at the Meeting. However, if any other proper items of business should come before the Meeting, it is the intention of the individuals named on your proxy card as the proxy holders to vote in accordance with their best judgment on such matters.

                                            By Order of the Board of Directors


                                            /s/ Michael Dodak
                                            ----------------
                                            Michael Dodal, Chairman of the Board

Dated: ___________, 2005
Ponte Vedra Beach, Florida


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